Exhibit 99.1

Applied Optoelectronics Announces Equity Grants To Employees Under Inducement Plan

July 28, 2023

SUGAR LAND, Texas, July 28, 2023 (GLOBE NEWSWIRE) -- Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic access network products for the cable broadband, internet datacenter, telecom and fiber-to-the-home (FTTH) markets, today announced that that the Compensation Committee of its Board of Directors granted inducement awards for 102,605 shares of common stock to 7 new employees, pursuant to the Applied Optoelectronics, Inc. 2023 Equity Inducement Plan (the “Inducement Plan”).

The Inducement Plan is used exclusively for the grant of equity awards to individuals who were not previously employees of Applied Optoelectronics, or following a bona fide period of non-employment, as an inducement material to such individuals’ entering into employment with Applied Optoelectronics, pursuant to Nasdaq Listing Rule 5635(c)(4).

The inducement awards are comprised of restricted stock units which vest over a four-year period, subject to the employee’s continued service on the applicable vesting dates. The restricted stock units are subject to the terms and conditions of the Inducement Plan and restricted stock unit agreements covering the grants.

About Applied Optoelectronics

Applied Optoelectronics Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the CATV broadband, internet datacenter, telecom and FTTH markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all four of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

Investor Relations Contacts:

The Blueshirt Group, Investor Relations Lindsay Savarese

+1-212-331-8417

ir@ao-inc.com

Cassidy Fuller

+1-415-217-4968

ir@ao-inc.com